Exhibit 99.1
FOR IMMEDIATE RELEASE
Primus Guaranty Reports First Quarter 2009 Financial Results
•	GAAP net income was $106.8 million, primarily reflecting positive changes in the fair value of Primus Financial’s credit swap portfolio
•
Economic Results was a loss of $(6.1) million, chiefly comprising credit swap premium revenue of $22.5 million, credit losses of $25.0 million, a gain on the purchase of the Company’s debt of $5.8 million and operating expenses of $8.1 million

•	At March 31, 2009, Economic Results book value was $7.94 per share and future premiums on the Primus Financial portfolio were in excess of $250 million
Hamilton, Bermuda — May 6, 2009 — Primus Guaranty, Ltd. (“Primus Guaranty” or “the Company”) (NYSE:PRS), a provider of credit protection, announced today GAAP net income of $106.8 million, or $2.61 per diluted share, for the first quarter of 2009, compared with a GAAP net loss of $(670.1) million, or $(14.85) per diluted share, for the first quarter of 2008.
Economic Results
In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the Company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the early termination of credit default swaps (“CDS” or “credit swaps”). Therefore, the Company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial Products, LLC (“Primus Financial”)’s portfolio of credit swaps sold, any realized gains from terminations of credit swaps sold prior to maturity (although Primus Financial amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps undertaken to offset credit risk) and includes provisions for credit events caused by downgrades below CCC/Caa2 (S&P/Moody’s) on CDS on asset-backed securities (“ABS”). The Company believes that quarterly fluctuations in the fair market value of the CDS portfolio have little or no effect on the Company’s operations and that Economic Results provide a useful, alternative view of the Company’s performance.
For the first quarter of 2009, Economic Results was a loss of $(6.1) million, or $(0.15) per diluted share, compared with an Economic Results of $22.1 million, or $0.49 per diluted share, for the first quarter of 2008. Economic Results were primarily driven by credit losses of $25.0 million and operating expenses of $8.1 million, which were partially offset by credit swap premium revenue of $22.5 million and a gain on the purchase of the Company’s debt of $5.8 million.
“Although we incurred a loss in Economic Results, Primus Financial’s credit protection portfolio performed well given the difficult economic and credit market conditions in the first quarter,” said Thomas W. Jasper, Chief Executive Officer, Primus Guaranty, Ltd.. “During the quarter, we remained focused on executing our 2009 business priorities and business development plans. We are encouraged by recent signs of stabilization and improvement in the credit markets.”

First Quarter Revenue
Economic Results revenue for the first quarter 2009 was $5.8 million, compared with $38.8 million in the first quarter of 2008.
Primus Financial’s credit swap premium income for the first quarter of 2009 was $22.5 million, compared with $27.3 million in the first quarter of 2008. Premium income associated with Primus Financial’s credit swap transactions with Lehman Brothers Special Financing Inc. (“LBSF”), a counterparty which has filed for bankruptcy, has been excluded from the first quarter of 2009, as it has been since the third quarter of 2008.
During the first quarter of 2009, Economic Results revenue included credit losses of $25.0 million, which comprised $9.9 million on one single name corporate credit event and provisions of $15.1 million related to credit events on CDS on ABS. Credit losses for the first quarter of 2008 were $191 thousand, which comprise $189 thousand of provisions on CDS on ABS and credit mitigation costs of $2 thousand.
Asset management fees in the first quarter of 2009 from three corporate investment grade synthetic Collateralized Swap Obligations (CSOs) and two Collateralized Loan Obligations (CLOs) were $419 thousand, compared with $1.1 million in the first quarter of 2008. The decline in fee income is attributable to the reduction in subordinated fees from the two CLOs, as the fees have been deferred pending the cure of certain tests within the CLOs. The Company also recorded an impairment charge of $609 thousand on its investment in the subordinated notes of one of the CLOs it manages.
Interest income for the first quarter of 2009 was $2.4 million, compared with $9.2 million for the first quarter of 2008. The decrease was primarily the result of a decline in short-term interest rates and lower investment balances. The average yield in the first quarter of 2009 decreased to 1.27%, from 4.28% in the same quarter of 2008. Average investment balances were $750.5 million for the first quarter of 2009, compared with $860.2 million for the first quarter of 2008. The decrease in investment balances was principally attributable to payments made as a result of credit events during second half of 2008.
GAAP net revenue for the first quarter of 2009 was $118.7 million, compared with $(653.4) million for the first quarter of 2008. The increase in GAAP net revenue was primarily the result of a net unrealized mark-to-market gain of $122.9 million on Primus Financial’s credit swap portfolio during the first quarter of 2009, compared with a net unrealized mark-to-market loss of $(686.8) million in the first quarter of 2008.
First Quarter Operating and Financing Expenses
The Company’s operating expenses, excluding financing costs, were $8.1 million in the first quarter of 2009, compared with $10.0 million in the first quarter of 2008. The decrease in expenses was mainly attributable to a reduction in accrued incentive compensation. First quarter 2009 expenses included approximately $1.0 million related to an accrual for severance-related costs.

Financing costs, which include debt interest expense and distributions on preferred securities, were $3.7 million for the first quarter of 2009, compared with $6.7 million for the first quarter of 2008. The decrease in financing costs was primarily attributable to lower London Interbank Offered Rate (“LIBOR”). The blended average financing rates on the Company’s debt and preferred securities was 3.67% in the first quarter of 2009, compared with 6.30% in the first quarter of 2008. The average balance of debt and preferred securities outstanding during the first quarter of 2009 was $404.1 million, compared with $425.0 million outstanding during the first quarter of 2008.
During the first quarter of 2009, the Company paid $4.3 million to retire $10.5 million in face value of its original $125 million 7% senior notes, resulting in a net realized gain of $5.8 million. Since the inception of the debt purchase program in 2008, the Company has paid $9.4 million to retire $25.7 million in face value of its $125 million 7% senior notes through March 31, 2009.
Balance Sheet
At March 31, 2009, total assets, on a GAAP basis, were $773.0 million, compared with $794.2 million at December 31, 2008.
At March 31, 2009, GAAP shareholders’ deficit was $(1.7) billion, compared with $(1.8) billion at December 31, 2008.
Economic Results shareholders’ equity was $322.7 million at March 31, 2009, compared with $329.3 million at December 31, 2008. Economic Results book value per share issued and outstanding was $7.94 at March 31, 2009, compared with $8.07 at December 31, 2008.
Total cash, cash equivalents and available-for-sale investments at March 31, 2009 was $747.4 million, of which $682.0 million was held at Primus Financial.
Net unrealized losses on credit swaps, at fair value on Primus Financial’s portfolio, were $2.1 billion at March 31, 2009, compared with $2.2 billion at December 31, 2008. The consideration of Primus Financial’s nonperformance risk, as required by Statement of Financial Accounting Standards No. 157, Fair Value Measurements, resulted in a reduction to the fair value of Primus Financial’s credit swap liabilities of $1.2 billion and $1.3 billion at March 31, 2009 and December 31, 2008, respectively in the condensed consolidated statements of financial condition.
Credit Swap Portfolio — Primus Financial
At March 31, 2009, the notional principal of Primus Financial’s credit swap portfolio totaled $21.5 billion, comprising $16.5 billion of single name credit swaps, $5.0 billion of bespoke tranches and $43 million of CDS on ABS. At December 31, 2008, Primus Financial’s portfolio of credit swaps sold totaled $22.5 billion. At March 31, 2009, the portfolio had a weighted average premium of 43.1 basis points, a weighted average credit rating of A/Baa2, and an average remaining tenor of 2.86 years. Weighted average original premiums noted in this press release exclude Primus Financial’s credit swap transactions with LBSF, which declared bankruptcy following the end of the third quarter of 2008. Primus Financial did not transact any new single name, tranche or CDS on ABS credit swap transactions in the first quarter of 2009.

Share Buyback Program
During the first quarter of 2009, the Company purchased and retired approximately 700 thousand shares of its common equity at a cost of approximately $1.1 million. Since the buyback program’s inception in 2008, the Company has purchased 5.2 million shares of its common equity at a cost of approximately $4.4 million through March 31, 2009.
Subsequent Events
On April 6, 2009, Primus Financial purchased $21.9 million principal amount of its $75 million subordinated deferrable interest notes due 2034 in a privately negotiated transaction. Primus Financial purchased such notes for $7.0 million in cash. The transaction is expected to result in a net realized gain on retirement of long-term debt of approximately $14.6 million in the second quarter of 2009.
On April 27, 2009, Primus Financial purchased $22.7 million principal amount of its $125 million subordinated deferrable interest notes due 2021 in a privately negotiated transaction. Primus Financial purchased such notes for $5.7 million in cash. The transaction is expected to result in a net realized gain on retirement of long-tem debt of approximately $16.7 million in the second quarter of 2009.
Earnings Conference Call
Primus Guaranty will host a conference call on Wednesday, May 6, 2009, at 11 a.m., Eastern Time, to discuss its first quarter 2009 financial results. A copy this press release and financial supplement will be available in the Investor Relations section of the Company’s Web site, located at www.primusguaranty.com.
The conference call will be available via live or archived webcast at http://ir.primusguaranty.com/ or by dialing 866.314.9013 (domestic)/617.213.8053 (international), Passcode 93726480.
A replay of the call will be available from Wednesday, May 6, 2009, at 1 p.m., Eastern Time, until Wednesday, May 27, 2009, at 5 p.m., Eastern Time. To listen to the replay, dial 888.286.8010 (domestic) or 617.801.6888 (international), Passcode 51004472.
Supplemental financial information, including additional credit swap portfolio and historical data, will be available on the Company’s Web site www.primusguaranty.com under “Investor Relations-Webcasts”.
About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company, with two principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc. Primus Financial Products provides protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages private investment vehicles, including two CLOs and three CSOs for third parties.
Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the Company’s actual results please refer to the risk factors identified from time to time in the Company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

Primus Guaranty, Ltd.
Condensed Consolidated Statements of Financial Condition
(in thousands except share amounts)

	March 31,	December 31,
	2009	2008
	(unaudited)
Assets
Cash and cash equivalents	$519,461	$280,912
Available-for-sale investments	227,956	482,930
Trading account assets	3,830	3,940
Accrued interest receivable	1,418	3,704
Accrued premiums and receivables on credit swaps	3,118	2,764
Fixed assets and software costs, net	3,050	3,308
Debt issuance costs, net	5,737	6,153
Other assets	8,472	10,520

Total assets	$773,042	$794,231

Liabilities and shareholders’ equity
Accounts payable and accrued expenses	$2,911	$1,737
Accrued compensation	450	1,768
Interest payable	389	535
Unrealized loss on credit swaps, at fair value	2,050,571	2,173,461
Payable for credit events	12,716	3,186
Long-term debt	305,972	317,535
Other liabilities	563	444

Total liabilities	2,373,572	2,498,666

Preferred securities of subsidiary	98,521	98,521

Commitments and contingencies
Shareholders’ equity (deficit)
Common shares, $0.08 par value, 62,500,000 shares authorized, 40,655,613 and 40,781,538 shares issued and outstanding at March 31, 2009 and December 31, 2008	3,252	3,263
Additional paid-in capital	281,176	281,596
Accumulated other comprehensive income (loss)	(1,564)	908
Retained earnings (deficit)	(1,981,915)	(2,088,723)

Total shareholders’ equity (deficit)	(1,699,051)	(1,802,956)

Total liabilities, preferred securities of subsidiary and shareholders’ equity (deficit)	$773,042	$794,231

Primus Guaranty, Ltd.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
	(unaudited)
Revenues
Net credit swap revenue (loss)	$110,881	$(663,615)
Asset management and advisory fees	419	1,090
Interest income	2,373	9,194
Gain on retirement of long-term debt	5,759	—
Impairment loss on available-for-sale investments	(609)	—
Other	(76)	(25)

Total net revenues (losses)	118,747	(653,356)

Expenses
Compensation and employee benefits	4,715	6,191
Professional and legal fees	1,421	1,023
Depreciation and amortization	258	329
Technology and data	818	1,111
Interest expense	2,758	4,891
Other	883	1,323

Total expenses	10,853	14,868
Distributions on preferred securities of subsidiary	944	1,805

Income (loss) before provision for income taxes	106,950	(670,029)
Provision for income taxes	142	49

Net income (loss) available to common shares	$106,808	$(670,078)

Income (loss) per common share:
Basic	$2.61	$(14.85)
Diluted	$2.61	$(14.85)
Average common shares outstanding:
Basic	40,861	45,108
Diluted	40,888	45,108

Primus Guaranty, Ltd.
Regulation G and Other Disclosure
Economic Results
March 31, 2009
(Unaudited)
In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the Company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the early termination of credit default swaps (“CDS” or “credit swaps”). Therefore, the Company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial Products, LLC (“Primus Financial”)’s portfolio of credit swaps sold, any realized gains from terminations of credit swaps sold prior to maturity (although Primus Financial amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps undertaken to offset credit risk) and includes provisions for credit events caused by downgrades below CCC/Caa2 (S&P/Moody’s) on CDS on asset-backed securities (“ABS”). The Company believes that quarterly fluctuations in the fair market value of the CDS portfolio have little or no effect on the Company’s operations and that Economic Results provide a useful, alternative view of the Company’s performance.
Economic Results per Diluted Share
(in 000’s except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
GAAP revenue	$118,747	$(653,356)
Adjustments:
Less: Change in unrealized fair value of credit swaps sold	(122,890)	686,772
Less: Realized gains from early termination of credit swaps sold	—	(24)
Add: Amortization of realized gains from the early termination of credit swaps sold	393	733
Less: Provision for ABS credit events	(15,054)	(189)
Add: Reduction in provision for CDS on ABS credit events upon termination of credit swaps	24,628	4,875

Economic Results Revenue	$5,824	$38,811

Operating expenses	8,094	9,977
Financing costs	3,703	6,696
Income tax expense (benefit)	142	49

Net Economic Results	$(6,115)	$22,089

Economic Results earnings per diluted share	$(0.15)	$0.49

Economic Results weighted average common shares — diluted	40,861	45,116
Economic Results Book Value per Share

	March 31,	December 31,
	2009	2008

GAAP Shareholders’ Equity	$(1,699,051)	$(1,802,956)
Adjustments:

Add: Accumulated other comprehensive loss	1,564	(908)
Less: Unrealized loss on credit swaps sold, fair value	2,050,571	2,173,461
Less: Realized gains from early termination of credit swaps sold	(33,574)	(33,574)
Add: Amortized realized gains from the early termination of credit swaps sold	31,612	31,219
Less: Provision for ABS credit events	(65,263)	(37,992)
Add: Reduction in provision for CDS on ABS credit events upon termination of credit swaps	36,844	—

Economic Results Shareholders’ Equity	$322,703	$329,250

Economic Results book value per share issued and outstanding	$7.94	$8.07

GAAP book value per share issued and outstanding	$(41.79)	$(44.21)

Common shares issued and outstanding	40,656	40,782

Primus Guaranty, Ltd.
GAAP Net Credit Swap Revenue
March 31, 2009
(Unaudited)

GAAP Net Credit Swap Revenue
(in 000’s)

	Three Months Ended
	March 31,
	2009	2008
Net credit swap revenue components
Credit swaps sold — single name (Primus Financial)
Net premium income	$17,233	$21,884
Realized gains	—	24
Realized losses	(9,850)	(2)
Change in unrealized gains/(losses)	50,457	(342,261)
Credit swaps sold — tranches (Primus Financial)	—
Net premium income	5,087	5,123
Realized gains	—	—
Realized losses	—	—
Change in unrealized gains/(losses)	44,707	(341,405)
Credit swaps undertaken to offset credit risk (Primus Financial)	—
Net premium income (expense)	12	8
Net realized gains (losses)	—	4
Change in unrealized gains/(losses)	(9)	364
Credit swaps sold — ABS (Primus Financial)	—
Net premium income	137	280
Realized gains	—	—
Realized losses	(24,628)	(4,875)
Change in unrealized gains/(losses)	27,735	(3,471)
Net credit swaps (PRS Trading/ Harrier)	—	712

Net credit swap revenue (loss)	$110,881	$(663,615)